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                                                                        FORM 10K
                                                                   EXHIBIT 10(m)



                                        April 16, 1996



Mr. Charles R. Weeks
817 Boutell Drive
Grand Blanc, Michigan

         Re:  Appointment as Chairman of the Board

Dear Chuck:

         I am writing on behalf of the Citizens Banking Corporation ("CBC") Board of Directors to confirm your appointment as Chairman of the Board and to set forth the parameters of the position.

         1. Term. Subject to paragraph 7 below, your term as Chairman of the CBC Board as governed by the provision of this Agreement will commence May 1, 1996 and end April 30, 1999.

         2. Duties. In general, as Chairman, you will fulfill the duties of that position as set forth in CBC's bylaws. In addition, the Board requests that you serve as Chairman of the Executive Committee of the Board and of its Nominating Committee. You also will serve as a director of Citizens Commercial & Savings Bank. You will be responsible for monitoring and assisting the CBC Board of Directors in evaluating the performance of CBC's Chief Executive Officer.

         3. Fees. You will be paid an annual fee of $200,000, which is payable in quarterly installments beginning May 1, 1996. This fee is inclusive of any other annual retainer or meeting fees otherwise normally paid to directors of CBC. This fee will be increased 3.0% annually as of May 1, beginning May 1, 1997. In addition, you will be paid the normal fee for services as a director of Citizens Commercial & Savings Bank, at the times and in amounts as established for directors of that bank.

         4. Expenses. Upon presentation to CBC's Treasurer of an appropriate accounting and supporting documentation, you will be reimbursed by CBC for all reasonable travel and entertainment expenses incurred by you in your capacity as Chairman.

         5. Deferred Fee Plan and Stock Options. You will be eligible to participate in the Board's deferred fee plan and stock option plan on the same basis as other non-employee directors of CBC.





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Mr. Charles R. Weeks
April 16, 1996
Page 2

         6. Office Space and Secretarial Assistance. For your convenience, an office will be made available for your use at CBC's main location, and reasonable secretarial assistance will be provided at that location. However, we understand that much of your work will be performed at home or elsewhere; equipment and clerical service outside the CBC offices will be at your own expense.

         7. Termination. In the event you should fail to be re-elected as a director of the Corporation prior to the expiration of the term specified in Paragraph 1. above or you should be removed as Chairman of the Board prior to the expiration of the term specified in paragraph 1 above, for reasons other than willful misconduct or negligence in your performance, you will be entitled to one-half of the annual fees provided in paragraph 3 prorated for the remainder of the term. If you should voluntarily resign as Chairman of the Board prior to the expiration of your term, you will forfeit all right to future payment under this agreement. In the event of your death or permanent and total disability, your fee for the year will be prorated through the date of death or permanent and total disability and any unpaid amount will be paid to you or your estate as the case may be. No payments will be made under this agreement to your spouse or any other beneficiary.

         8. Governing Law. The Board intends that this agreement shall be governed by Michigan law.

         Please acknowledge your acceptance of this Agreement by signing and returning to me the extra copy of this letter that is enclosed.

                                        Sincerely,



                                        /s/Hugo E. Braun, Jr.
                                        -------------------------------------
                                        Hugo E. Braun, Jr.
                                        for the Citizens Banking Corporation
                                        Board of Directors

Acknowledged and Agreed:


/s/Charles R. Weeks
--------------------------------
Charles R. Weeks


Dated:  April 16, 1996
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